UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2014

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-21174	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts  01803
(Address of Principal Executive Offices)   (Zip Code)

(978) 640-6789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⎕ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⎕ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⎕ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⎕ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to the Company’s 2013 Remediation Bonus Plan
On July 19, 2013, Avid Technology, Inc. (the “Company”) adopted a Remediation Bonus Plan (the “Bonus Plan”) for employees of the Company, as authorized by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”).
On September 14, 2014, the Committee authorized an amendment to the Bonus Plan, increasing the aggregate amount of payments to be made pursuant to the Bonus Plan from $1,717,977 to $1,998,476. The increased amount of payments authorized under the Bonus Plan was primarily due to fact that the restatement process of the Company’s financial statements was more complex and impacted more periods than anticipated when originally implementing the Bonus Plan.
The restatement process was finalized on September 12, 2014, with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, at which point participants became eligible to receive individualized cash bonus payments. Consequently, on September 14, 2014, the Committee also approved cash bonus payments under the Bonus Plan to eligible participants, including the following payments to our Named Executive Officers:

Named Executive Officer	Title	Cash Bonus Payment Authorized (in USD)
Louis Hernandez, Jr.	President and Chief Executive Officer	650,000
John W. Frederick	Executive Vice President, Chief Financial Officer and Chief Administrative Officer	550,000
Jason A. Duva	Vice President, General Counsel and Corporate Secretary	130,000

Director Resignation
On September 16, 2014, Mr. David B. Mullen, currently a Class III Director on the Company’s Board, informed the Board that he does not wish to stand for re-election at the Company’s next annual meeting in order to focus on other interests and pursue other activities. Mr. Mullen’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: September 18, 2014	By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer